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                                                                    Exhibit 8.1

                                  March , 2000

Board of Directors
All Communications Corporation
225 Long Avenue
Hillside, New Jersey  07205

Ladies and Gentlemen:

         We have acted as counsel to All Communications Corporation, a New Jersey corporation ("ACC"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 27, 1999, by and between ACC and View Tech, Inc., a Delaware corporation ("VTI") and amended by Amendment No. 1 to Agreement and Plan of Merger dated as of February 29, 2000 by and between ACC and VTI (as so amended, the "Merger Agreement"), and (ii) the preparation and filing of the Registration Statement on Form S-4 of VTI with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") January 21, 2000, as amended by Amendment No 1 to Registration Statement dated March 30, 2000 (as amended, the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of ACC and VTI relating to the Merger (the "Joint Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

         In connection with this opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus, and (iii) that the representations made to us by ACC and VTI in their letters to us dated March 9, 2000 and delivered to us for purposes of this opinion are accurate and complete and that any representation made "to the knowledge of" or similarly qualified is correct without such qualification. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signature, and the legal capacity and authority of the signatories.


         Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Joint Proxy Statement -Prospectus under the Heading "The Merger - Material Federal Income Tax Consequences" (the

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All Communications Corporation
March   , 2000
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"Discussion"), in our opinion (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) a holder of ACC common stock will not recognize any gain or loss solely upon such holder's receipt of VTI common stock in exchange for such holder's ACC common stock in the Merger, except to the extent the holder of ACC common stock receives cash in lieu of a fractional share of VTI common stock; (iii) the aggregate tax basis of the VTI common stock that a holder of ACC common stock receives in the merger will be the same as the aggregate tax basis of the ACC common stock surrendered by such holder in exchange for VTI common stock (reduced by any tax basis attributable to any fractional share the holder is deemed to have disposed of); (iv) the holding period of the VTI common stock that each older receives in the merger will include the period for which the ACC common stock surrendered in exchange for VTI common stock was considered to be held, if the surrendered ACC common stock is held as a capital asset at the time of the merger; and (v) cash payments that a holder of ACC common stock receives in lieu of a fractional share will be treated as if the fractional share of ACC common stock had been issued in the merger and them redeemed by VTI. A holder of ACC common stock receiving cash in lieu of a fractional share will recognize gain or loss upon payment measured by any difference between the amount of cash received and the holder's basis in the fractional shares. We express no opinion as to whether the Discussion addresses all of the United States federal income tax consequences of the Merger. Our opinion relates solely to the tax consequences of the Merger, and we express no opinion (and none should be inferred) regarding any other federal tax consequences or tax consequences under the laws of any other jurisdiction. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.


         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and

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All Communications Corporation
March   , 2000
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administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the Federal income tax consequences of the Merger or that contrary positions may not be asserted by the IRS. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect)
(i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

         This letter is furnished to you solely for your benefit for use in connection with the Merger and may not be relied upon by any other person, nor may copies be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,